For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Chief Operating Officer	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797

Chico’s FAS, Inc. Reports Record April Sales

•	April Sales Up 31.5% Over April Last Year

•	April Comparable Store Sales Increase 15.5%

     Fort Myers, FL - May 5, 2005 - Chico’s FAS, Inc. (NYSE: CHS) today reported April sales results for the four week period ended April 30, 2005, increased 31.5% to $114.7 million from $87.2 million reported for the prior year’s four week period ended May 1, 2004. Comparable store sales for the Company-owned stores increased 15.5% for the four week period ended April 30, 2005, compared to the same four week period last year.

     Total sales for the first quarter ended April 30, 2005 increased 27.4% to $327 million from $257 million for the same period a year ago. Comparable store sales for the Company-owned stores increased 10.8% for the thirteen-week period compared to the same thirteen-week period last year.

     Scott A. Edmonds, Chico’s President and CEO, commented, “Our Spring product for both the Chico’s and White House | Black Market brands continues to perform extremely well. Both brands enjoyed double digit same store sales increases for the quarter and we are comfortable with the current earnings per share estimates in the $0.25 range.”

     The Company is a specialty retailer of private label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 688 women’s specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma by Chico’s names. The Company owns 461 Chico’s front-line stores, 27 Chico’s outlet stores, 173 White House | Black Market front-line stores, 5 White House | Black Market outlet stores and 10 Soma by Chico’s stores; franchisees own and operate 12 Chico’s stores.

     Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line

A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section

Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section